STATE OF NEVADA

FRANCISCO V. AGUILAR
Secretary of State

C. MURPHY HEBERT
Chief Deputy Secretary of State

DEANNA L. REYNOLDS
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

02/18/2026 12:15:21 PM

Work Order Number: W2026021800997 - 5045474
Reference Number: 20265533642
Through Date: 02/18/2026 12:15:21 PM
Corporate Name: BIOXYTRAN, INC.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20265527907	Amended Certification of Stock Designation After Issuance of Class/Series - 02/18/2026	2

Respectfully,

FRANCISCO V. AGUILAR
Nevada Secretary of State

Certified By: Electronically Certified
Certificate Number: B202602206499381
You may verify this certificate
online at https://www.nvsilverflume.gov/home

Attachment to Certificate, Amendment or Withdrawal of Designation

6. Resolution:

"(g) Restriction on Conversion.

Notwithstanding anything to the contrary contained herein, no shares of Convertible Preferred Stock shall be converted into shares of Common Stock, in whole or in part, unless and until such conversion has been approved by both (a) the affirmative vote or written consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock voting together as a single class, and (b) the affirmative approval of the Board of Directors of the Company. Any conversion and any related Conversion Notice submitted to the Company prior to, and in violation of, the pre-approval requirements set forth in this Section 4(g) shall be null and void and of no legal effect whatsoever."